UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ACORN ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACORN ENERGY, INC.

1000 N West Street, Suite 1200

Wilmington, Delaware 19801

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Acorn Energy, Inc. (“Acorn Energy” or the “Company”) will be held at 11:00 am, on August 6, 2018 at The Westin Wilmington, 818 Shipyard Drive, Wilmington, Delaware 19801, for the following purposes, all as more fully described in the attached Proxy Statement:

(1)	election of five directors to hold office until the 2019 Annual Meeting and until their respective successors are elected and qualified;

(2)	approval of an amendment to the Company’s restated certificate of incorporation to authorize a reverse split of the Company’s common stock at any time prior to August 6, 2019, at a ratio between one-for-ten and one-for-twenty, if and as determined by the Company’s Board of Directors, which is referred to as the Reverse Split proposal (the full text of the proposed amendment is attached as Annex A to the proxy statement accompanying this notice);

(3)	approval of any motion to adjourn the Annual Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the Reverse Split proposal;

(4)	ratification of the selection by the Audit Committee of the Company’s Board of Directors of Friedman LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2018;

(5)	consideration of an advisory vote on the compensation of the Company’s named executive officers; and

(6)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

You are cordially invited to attend the meeting in person.

The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.

A copy of the Company’s Annual Report for the year ended December 31, 2017 is enclosed.

By Order of the Board of Directors,

Wilmington, Delaware	CHRISTOPHER E. CLOUSER
July ___, 2018	Executive Chairman

ACORN ENERGY, INC.

1000 N West Street, Suite 1200

Wilmington, Delaware 19801

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 6, 2018

This proxy statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use in voting at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 11:00 am on August 6, 2018, at The Westin Wilmington, 818 Shipyard Drive, Wilmington, Delaware 19801, and any adjournments thereof. Distribution to stockholders of this proxy statement and a proxy form is scheduled to begin on or about July __, 2018 to each stockholder of record at the close of business on June 11, 2018 (the “Record Date”).

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by completing, signing, dating and returning the enclosed proxy in the envelope provided if you are a stockholder of record or, if you hold your shares through a broker, bank or other nominee, by submitting your voting instructions by mail, phone or Internet as provided in the enclosed voting instruction from your nominee. Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder of record who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying our corporate Secretary in writing of such revocation.

INFORMATION ABOUT THE 2018 ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Acorn Energy intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1)	election of five directors to hold office until the 2019 Annual Meeting and until their respective successors are elected and qualified;

(2)	approval of an amendment to the Company’s restated certificate of incorporation to authorize a reverse split of the Company’s common stock at any time prior to August 6, 2019, at a ratio between one-for-ten and one-for-twenty, if and as determined by the Company’s Board of Directors, which is referred to as the Reverse Split proposal (the full text of the proposed amendment is attached as Annex A to the proxy statement accompanying this notice);

(3)	approval of any motion to adjourn the Annual Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the Reverse Split proposal;

(4)	ratification of the selection by the Audit Committee of the Company’s Board of Directors of Friedman LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2018;

(5)	consideration of an advisory vote on the compensation of the Company’s named executive officers; and

(6)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

What is the Board’s recommendation?

The Board of Directors recommends that you vote your shares FOR each of the director nominees in Proposal 1, FOR each of Proposals 2, 3, 4 and 5.

Will any other matters be presented for a vote at the Annual Meeting?

We do not expect that any other matters might be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against the proposal.

Who is entitled to vote?

All Acorn Energy stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share outstanding on the Record Date will be entitled to one vote. There were 29,537,308 shares outstanding on the Record Date.

How do I vote my shares?

●	If you are a stockholder of record, you may grant a proxy with respect to your shares by mail using the proxy included with the proxy materials. Stockholders who own their shares through brokers, banks or other nominees may grant their proxy by mail, by telephone or over the Internet in accordance with the instructions provided in the enclosed voting instruction form. Internet and telephone voting by beneficial owners will generally be available through 11:59 p.m. Eastern Daylight Time on August 5, 2018.

●	If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the Annual Meeting and vote in person. However, if your shares are held in the name of a broker, bank or other nominee, and you wish to attend the Annual Meeting to vote in person or to designate a proxy to vote on your behalf, you will have to contact your broker, bank or other nominee to obtain its proxy to vote the shares that you beneficially own. Bring that document with you to the meeting.

●	All proxies submitted will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR all director nominees in Proposal 1, and FOR Proposals 2, 3, 4 and 5.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

●	returning a later-dated proxy card;

●	attending the Annual Meeting and voting in person or by proxy designated by you; or

●	sending your written notice of revocation to Christopher E. Clouser, our Executive Chairman.

Your changed proxy or revocation must be received before the polls close for voting.

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What is a “quorum?”

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present in person or are represented by proxies. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum is present, even if the broker is not entitled to vote the shares on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

What vote is necessary to pass the items of business at the Annual Meeting?

Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting. With respect to Proposal 1, the five nominees for director receiving a plurality of the votes cast by holders of common stock, at the Annual Meeting in person or by proxy, will be elected to our Board. Approval of Proposal 2 requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting in person or by proxy. Because approval is based on the affirmative vote of a majority of the outstanding shares, abstentions from voting, as well as broker non-votes, if any, will have the effect of votes being cast against Proposal 2. Approval of Proposals 3, 4 and 5 requires the votes cast in favor of each such proposal to exceed the votes cast against such proposal. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on Proposals 3, 4, and 5.

Who pays the costs of this proxy solicitation?

This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

What is the deadline for submission of stockholder proposals for the 2019 Annual Meeting?

Proposals that our stockholders may wish to include in our proxy statement and form of proxy for presentation at our 2019 Annual Meeting of Stockholders must be received by or delivered to us at Acorn Energy, Inc., 1000 N West Street, Suite 1200, Wilmington, Delaware 19801, Attention: Secretary, no later than the close of business on February 26, 2019.

Any stockholder proposal must be in accordance with the rules and regulations of the SEC. In addition, with respect to proposals submitted by a stockholder other than for inclusion in our 2019 proxy statement, our By-Laws have established advance notice procedures that stockholders must follow. Pursuant to the By-laws of the Company, stockholders who wish to nominate any person for election to the Board of Directors or bring any other business before the 2019 Annual Meeting must generally give notice thereof to the Company at its principal executive offices not less than 60 days nor more than 90 days before the date of the meeting. All nominations for director or other business sought to be transacted that are not timely delivered to the Company, or that fail to comply with the requirements set forth in the Company’s By-Laws, will be excluded from the Annual Meeting, as provided in the By-Laws. A copy of the By-Laws of the Company is available upon request from the Secretary of the Company, 1000 N West Street, Suite 1200, Wilmington, Delaware 19801.

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Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the date of the Annual Meeting, provided that the final results are available at such time. In the event the final results are not available within such time period, the preliminary voting results will be published in our current report on Form 8-K to be filed within such time period, and the final results will be published in an amended current report on Form 8-K/A to be filed within four business days after the final results are available. Any stockholder may also obtain the results from the Secretary of the Company, 1000 N West Street, Suite 1200, Wilmington, Delaware 19801.

INFORMATION ABOUT COMMUNICATING WITH OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board provides a process for stockholders to send communications to the Board. You may communicate with the Board, individually or as a group, as follows:

BY MAIL	BY PHONE
The Board of Directors	1-302-656-1708
Acorn Energy, Inc.
Attn: Secretary	BY EMAIL
1000 N West Street, Suite 1200	c/o Christopher E. Clouser
Wilmington, Delaware 19801	cclouser@acornenergy.com

You should identify your communication as being from an Acorn Energy stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by an Acorn Energy stockholder before transmitting your communication to the Board.

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OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table and the notes thereto set forth information, as of the Record Date, June 11, 2018 (except as otherwise set forth herein), concerning beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of common stock by (i) each director of the Company, (ii) each executive officer (iii) all executive officers and directors as a group, and (iv) each holder of 5% or more of the Company’s outstanding shares of common stock.

Name and Address of Beneficial Owner (1) (2)	Number of Shares of Common Stock Beneficially Owned (2)		Percentage of Common Stock Outstanding (2)
Jan H. Loeb	1,374,840	(3)	4.6%
Mannie L. Jackson	938,453	(4)	3.2%
Samuel M. Zentman	199,369	(5)	*
Christopher E. Clouser	606,727	(6)	2.0%
Edgar S. Woolard, Jr.	971,566	(7)	3.3%
Tracy Clifford	0		-
Walter Czarnecki	35,000	(8)	*
All executive officers and directors of the Company as a group (7 people)	4,125,955	(9)	13.5%

* Less than 1%

(1)	Unless otherwise indicated, the address for each of the beneficial owners listed in the table is in care of the Company, 1000 N West Street, Suite 1200, Wilmington, Delaware 19801.

(2)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. Percentage information is based on the 29,537,308 shares outstanding as of the Record Date, June 11, 2018.

(3)	Consists of 1,288,174 shares held by Mr. Loeb, 51,666 shares underlying currently exercisable options and 35,000 currently exercisable warrants held by Leap Tide Capital Management LLC. Mr. Loeb is the sole manager of Leap Tide Capital Management LLC, with sole voting and dispositive power over the securities held by such entity. Mr. Loeb disclaims beneficial ownership of the securities held by Leap Tide Capital Management LLC except to the extent of his pecuniary interest therein.

(4)	Consists of 727,020 shares (88,100 of which are held in a trust) and 211,433 shares underlying currently exercisable options.

(5)	Consists of 61,445 shares and 137,924 shares underlying currently exercisable options.

(6)	Consists of 293,500 shares (77,862 of which are held in a trust) and 313,227 shares underlying currently exercisable options.

(7)	Consists of 785,401 currently outstanding shares, 18,478 shares to be issued as of July 1, 2018 and 167,687 shares underlying currently exercisable options. Mr. Woolard also owns 2,000 shares of Series A Preferred Stock of OMX Holdings Inc. representing a 20% interest in OMX Holdings Inc.

(8)	Consists solely of currently exercisable options.

(9)	Consists of 3,155,540 shares, 18,478 shares to be issued as of July 1, 2018, 916,937 shares underlying currently exercisable options and 35,000 shares underlying currently exercisable warrants.

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PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five seats. The Board of Directors has nominated Christopher E. Clouser, Jan H. Loeb, Mannie L. Jackson, Edgar S. Woolard, Jr., and Samuel M. Zentman, all current Directors, for election as directors at the Annual Meeting to serve until the 2019 Annual Meeting and until their successors have been duly elected and qualified. The nominees were selected by our Board of Directors. All nominees have consented to be named as such and to serve if elected.

With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders cannot vote for more than the five nominees. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of all five of the Board’s nominees. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting (which event is not anticipated), proxies will be voted in the discretion of the persons acting pursuant to the proxy for any nominee who shall be designated by the current Board of Directors as a substitute nominee.

Persons nominated in accordance with the notice requirements of our By-laws are eligible for election as directors of the Company. All nominations for director that are not timely delivered to us or that fail to comply with the requirements set forth in our By-laws will be excluded from the Annual Meeting, as provided in the By-laws. A copy of our By-laws can be obtained from our Secretary, 1000 N West Street, Suite 1200, Wilmington, Delaware 19801. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the five nominees receiving the greatest number of votes will be elected as directors).

Nominees for Election

Christopher E. Clouser was appointed to the Board in November 2011, became Chairman in November 2012 and Executive Chairman in April 2018. He is also a member of our Compensation and Nominating Committees and serves on the Board of Managers for OmniMetrix. Mr. Clouser has held senior level positions including: President of Burger King Brands; President and CEO of Preview Travel; CEO of the Minnesota Twins Major League Baseball Club; Senior Vice President & Chief Communications Officer of Northwest Airlines; Corporate Vice President of Public Affairs and Communications of Hallmark Cards; and Senior Vice President and Chief Administrative Officer of Sprint. In addition, he has served on the corporate Boards of Directors of Piper Jaffray Inc., Gibson Guitar/Baldwin Corp., Mall of America, Pepsi Americas, Marquette Bancshares, Delta Beverage and Mesaba Aviation. He is the immediate past chair of the Board and executive committee of the International Tennis Hall of Fame. He serves on the Advisory Boards of Mall of America and VML corporations. Prior to his current positions, he was President of the Association of Tennis Professions (ATP), where he also served as Chairman of ATP Properties and Chair of the ATP Foundation.

Key Attributes, Experience and Skills. Mr. Clouser brings to Acorn a wealth of operational and managerial experience culled from decades of service in key roles at major corporations. He has particular skills in marketing and business development, which will enable the Board to better position our companies for customer growth.

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Jan H. Loeb has served as our President and CEO since January 28, 2016. He was appointed to our Board in August 2015 pursuant to the terms of our Loan and Security Agreement with Leap Tide Capital Partners III, LLC (the “Leap Tide Loan Agreement”) and is a member of our Nominating Committee. He was also appointed to the Board of our then DSIT subsidiary in August 2015 pursuant to the terms of the Leap Tide Loan Agreement and held that position until the recent sale of our remaining interest in DSIT in February 2018. Mr. Loeb has more than 35 years of money management and investment banking experience. He has been the Managing Member of Leap Tide Capital Management LLC since 2007. From 2005 to 2007, he served as the President of Leap Tide’s predecessor, Leap Tide Capital Management Inc., which was formerly known as AmTrust Capital Management Inc. He served as a Portfolio Manager of Chesapeake Partners from February 2004 to January 2005. From January 2002 to December 2004, he served as Managing Director at Jefferies & Company, Inc. From 1994 to 2001, he served as Managing Director at Dresdner Kleinwort Wasserstein, Inc. (formerly Wasserstein Perella & Co., Inc.). He served as a Lead Director of American Pacific Corporation from July 8, 2013 to February 27, 2014, and also served as its Director from January 1997 to February 27, 2014. He served as an Independent Director of Pernix Therapeutics Holdings Inc. (formerly, Golf Trust of America, Inc.) from 2006 to August 31, 2011. He served as a Director of TAT Technologies, Ltd. from August 2009 to December 21, 2016. He has been a Director of Keweenaw Land Association, Ltd. since December 2016.

Key Attributes, Experience and Skills. Mr. Loeb brings to the Acorn Board significant financial expertise, cultivated over more than 35 years of money management and investment banking experience, together with a background in public company management and audit committee experience.

Mannie L. Jackson was elected to the Board in September 2012 and is a member of our Audit and Compensation Committees. Mr. Jackson played professional basketball for a brief time before starting his business career at General Motors, Inc. He later served as President and General Manager of Honeywell’s Telecommunications Business and then as Corporate Executive VP of Worldwide Sales and Marketing before retiring as a Corporate Officer and Senior Vice President in 1993. Mr. Jackson helped found and chaired the Executive Leadership Council which represents the most senior African American corporate executives in Fortune 500 companies and previously served on the Board of Directors of several Fortune 500 companies, including Ashland Inc., Reebok International, Stanley Works, Jostens and True North. Mr. Jackson is currently President of Mannie Jackson Center for the Humanities (MJCH), Chairman of privately held Boxcar Holdings, LLC, and a former owner and Chairman of the Board of the Harlem Globetrotters. He is also former Chairman of the Board of Trustees of the Naismith Basketball Hall of Fame and is a member of the University of Illinois Foundation Board of Directors.

Key Attributes, Experience and Skills. Mr. Jackson brings to the Board deep operational, strategic planning and senior managerial experience; as well as access to a network of domestic and international business relationships.

Edgar S. Woolard, Jr., joined the Board in November 2014, became Vice Chairman in April 2018, and serves as a member of our Audit and Nominating Committees. Mr. Woolard served as chairman and chief executive officer of DuPont from 1989 to 1995 and as chairman until 1997. He remained a director until his retirement from the board effective January 1, 2000. He also served as non-executive chairman of DuPont’s Conoco Inc. subsidiary where he oversaw that company’s IPO in 1998 and initiated its merger with Phillips Petroleum. He has served on the boards of the New York Stock Exchange, Inc., Telex Communications Inc., Apple Computer Inc., Citigroup, Inc., IBM, and Bell Atlantic, Delaware. He is also a former Chairman of the Business Council. He is a member of the National Academy of Engineering and the American Philosophical Society.

Key Attributes, Experience and Skills. Mr. Woolard brings to Acorn a distinguished background of operational and managerial experience at the highest levels of the energy industry, in addition to his outstanding and extensive service record of corporate management and oversight as a member of the boards of several major corporations.

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Samuel M. Zentman has been one of our directors since November 2004 and currently serves as Chairman of our Audit Committee and is a member of our Compensation Committee. From 1980 until 2006, Dr. Zentman was the president and chief executive officer of a privately-held textile firm, where he also served as vice president of finance and administration from 1978 to 1980. From 1973 to 1978, Dr. Zentman served in various capacities at American Motors Corporation. He holds a Ph.D. in Complex Analysis. Dr. Zentman serves on the board of Hinson & Hale Medical Technologies, Inc., as well as several national charitable organizations devoted to advancing the quality of education.

Key Attributes, Experience and Skills. Dr. Zentman’s long-time experience as a businessman together with his experience with computer systems and software enables him to bring valuable insights to the Board. Dr. Zentman has a broad, fundamental understanding of the business drivers affecting our Company and also brings leadership and oversight experience to the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES FOR ELECTION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

Certain Information Regarding Directors and Officers

In addition to the information set forth above about the Company’s directors who have been nominated for election at the Annual Meeting, set forth below is additional information concerning such directors and certain officers of the Company:

Name	Age	Position
Christopher E. Clouser	66	Director, Executive Chairman of the Board and member of our Compensation and Nominating Committees
Jan H. Loeb	59	Director, President, Chief Executive Officer and member of our Nominating Committee
Mannie L. Jackson	79	Director and member of our Audit and Compensation Committees
Edgar S. Woolard, Jr.	84	Director, Vice Chairman of the Board and member of our Audit and Nominating Committees
Samuel M. Zentman	73	Director, Chairman of our Audit Committee and member of our Compensation Committee
Tracy Clifford	49	Chief Financial Officer
Walter Czarnecki	39	President and CEO of OmniMetrix

Tracy Clifford was appointed as the Company’s Chief Financial Officer on June 1, 2018, and serves as such pursuant to a Consulting Agreement between the Company and Tracy Clifford Consulting, LLC. Ms. Clifford is President and Owner of Tracy Clifford Consulting, LLC, through which she has been providing contract CFO/COO services and other advisory services and project engagements since June 2015. Between October 1999 and May 2015, she served as CFO, CAO, Corporate Controller and Corporate Secretary for Pernix Therapeutics, Inc., a publicly traded pharmaceutical company which was, prior to a 2010 reverse merger, Golf Trust of America, Inc., a REIT that held 42 golf courses across the country under triple net leases. Ms. Clifford obtained a Bachelor of Science Degree in Accounting from the College of Charleston and a Master’s Degree in Business Administration with a concentration in Finance from Georgia State University. Ms. Clifford is a licensed CPA in the state of South Carolina and holds a Certification in the Fundamentals of Forensic Accounting from the AICPA. She is a member of the American Institute of Certified Public Accountants and the Charleston CFO Council. Ms. Clifford is on the Board of the Turning Leaf Project (nonprofit), mentors high school students that live below the poverty line, works with dog rescue networks (nonprofit) and other charitable efforts.

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Walter Czarnecki has served as President and CEO of OmniMetrix since March 2014. Mr. Czarnecki has over 15 years of management, strategy and P&L leadership experience building high-growth companies in technology and energy across global markets. Prior to his appointment at OmniMetrix, Mr. Czarnecki served as Vice President of Business Development at Acorn, and previously as Director of Corporate Strategy at Ener1, Inc., a maker of lithium-ion energy storage solutions for electric vehicles, grid storage and military applications. There he negotiated and managed Ener1’s joint venture with China’s largest Tier I auto parts supplier, Wanxiang, a $26 billion global conglomerate. Prior to Ener1, Mr. Czarnecki spent four years in Beijing, where he led the Energy Technology team for China Renaissance Group, a Chinese investment bank with over $80 billion in transactions. Prior to China Renaissance, Mr. Czarnecki established the University of Maryland’s China strategy and increased revenue by $3.6 million. He began his career at Lehman Brothers Investment Banking in New York. Mr. Czarnecki holds an MBA in Finance from the Wharton School and an MA in International Studies with a focus on Mandarin and East Asian Studies from the Lauder Institute at the University of Pennsylvania. He is professionally proficient in Mandarin Chinese and graduated Phi Beta Kappa from Bucknell University. In 2015, Mr. Czarnecki was named in Wharton’s 40 Under 40 list. Mr. Czarnecki is the immediate past President of Technology Executives Roundtable, a leadership forum for Atlanta technology CEOs and CFOs.

Biographical information about the Company’s directors who have been nominated for election at the Annual Meeting is set forth above under “Nominees for Election.”

CORPORATE GOVERNANCE MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Further, we have implemented measures to assure timely filing of Section 16(a) reports by our executive officers and directors. Based solely on our review of such forms or written representations from certain reporting persons, we believe that during 2017 our executive officers and directors complied with the filing requirements of Section 16(a).

Board Composition and Director Independence

Our Board of Directors is composed of one class, with five Board seats and five directors currently serving until their reelection or replacement at the 2018 Annual Meeting of Stockholders. Jan H. Loeb serves as both President and Chief Executive Officer as well as serving as a Member of our Board of Directors. Christopher E. Clouser serves as the Executive Chairman of our Board, and Edgar S. Woolard, Jr., serves as Vice-Chairman. Applying the definition of independence provided under the NASDAQ rules, the Board has determined that, with the exception of Messrs. Loeb and Clouser, all of the members of the Board of Directors are independent.

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Board Leadership Structure and Role in Risk Oversight

Christopher E. Clouser currently serves as the Executive Chairman of our Board of Directors, and Edgar S. Woolard, Jr., serves as Vice-Chairman. The appointment of Mr. Woolard to such position demonstrates the Board’s commitment to sound corporate governance by adopting the developing best practice among public companies toward retaining independent Board leadership. The Board believes that having an independent director in a Board leadership position best ensures that the Board’s agenda will reflect the concerns of our stockholders. Furthermore, the Board believes that the extensive business experience and networks of Messrs. Clouser and Woolard will enable them to help position the Company for growth.

The Board believes Mr. Loeb’s service as President and Chief Executive Officer and as a member of our Board is appropriate because it bridges a critical gap between the Company’s management and the Board, enabling the Board to benefit from management’s perspective on the Company’s business while the Board performs its oversight function. Further, the Board believes Mr. Loeb’s significant ownership of Acorn Energy stock aligns his interests with those of Acorn Energy’s stockholders.

Management is responsible for Acorn Energy’s day-to-day risk management, and the Board’s role is to engage in informed oversight. The entire Board performs the risk oversight role. Acorn Energy’s Chief Executive Officer is a member of the Board of Directors, which helps facilitate discussions regarding risk between the Board and Acorn Energy’s senior management, as well as the exchange of risk-related information or concerns between the Board and the senior management. Further, the independent directors periodically meet in executive session following regularly scheduled Board meetings to voice their observations or concerns and to shape the agendas for future Board meetings.

The Board of Directors believes that, with these practices, each director has an equal stake in the Board’s actions and oversight role and equal accountability to Acorn Energy and its stockholders.

Meetings and Meeting Attendance

During 2017, there were nine meetings of the Board of Directors and the Board acted by unanimous written consent one time. Our independent directors periodically meet in executive session as part of each regularly scheduled Board meeting. All incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the annual meeting of stockholders. All of the directors then serving attended our most recent annual meeting in 2017.

Audit Committee; Audit Committee Financial Expert

The Company has a separate designated standing Audit Committee established and administered in accordance with SEC rules. The three members of the Audit Committee during 2017 were Samuel M. Zentman, Christopher E. Clouser and Edgar S. Woolard, Jr. On April 9, 2018, in connection with his appointment as Executive Chairman, Mr. Clouser resigned from the Audit Committee, and Mannie L. Jackson was appointed to the Audit Committee. The Board of Directors has determined that each member of the Audit Committee meets the independence criteria prescribed by NASDAQ governing the qualifications for audit committee members and each Audit Committee member meets NASDAQ’s financial knowledge requirements. Our Board has determined that Dr. Zentman qualifies as an “audit committee financial expert,” as defined in the rules and regulations of the SEC. During 2017, the Audit Committee met four times. The charter of the Audit Committee is available on our website www.acornenergy.com under the “Investor Relations” tab.

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Audit Committee Report. The Audit Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by the statement of Auditing Standard No. 16 as amended; and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the Securities and Exchange Commission on March 26, 2018.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ACORN ENERGY, INC.

Samuel M. Zentman
Mannie L. Jackson
Edgar S. Woolard, Jr.

Compensation Committee

Our executive compensation is administered by the Compensation Committee of the Board of Directors, which was reconstituted in 2017. The members of the Compensation Committee are Christopher E. Clouser, Mannie L. Jackson and Samuel M. Zentman. The Board of Directors has determined that Messrs. Jackson and Zentman each meet the independence criteria prescribed by NASDAQ in accordance with NASDAQ’s requirement for independent director oversight of executive officer compensation, and that Mr. Clouser does not.

Nominating Committee

The Nominating Committee of our Board of Directors, which was reconstituted in 2017, has overall responsibility for identifying, evaluating, recruiting and selecting qualified candidates for election, re-election or appointment to the Board. The Members of the Nominating Committee are Christopher E. Clouser, Jan H. Loeb and Edgar S. Woolard, Jr. The Board of Directors has determined that Mr. Woolard meets the independence criteria prescribed by NASDAQ governing the qualifications of nominating committee members, and that Messrs. Loeb and Clouser do not.

In considering candidates for the Board of Directors, the Nominating Committee evaluates the entirety of each candidate’s credentials, such as (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints and backgrounds; (v) willingness and ability to commit sufficient time to Board responsibilities; and (vi) qualification to serve on specialized Board committees.

Our stockholders may recommend potential director candidates by contacting the Secretary of the Company to receive a copy of the procedure to recommend a potential director candidate for consideration by the Nominating Committee, who will evaluate recommendations from stockholders in the same manner that they evaluate recommendations from other sources.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our directors, officers and employees. This Code of Ethics is designed to comply with the Nasdaq marketplace rules related to codes of conduct. Our code of ethics may be accessed on the Internet at http://www.acornenergy.com/rsc/docs/55.pdf. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of ethics by posting such information on our website, at the Internet address specified above.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Jan H. Loeb	2017	204,000	(2)	—		9,282	(3)	—		213,282
President and CEO (1)	2016	200,161	(2)	—		2,886	(4)	—		203,047

Michael Barth	2017	197,726		20,985	(6)	—		30,896	(7)	249,607
CFO and CFO of DSIT (5)	2016	184,364		8,490	(6)	—		28,625	(7)	221,479

Walter Czarnecki	2017	211,667		—		—		—		211,667
CEO and President of OmniMetrix	2016	200,000		—		—		—		200,000

(1)	Mr. Loeb was appointed as President and CEO on January 28, 2016.
(2)	Represents the consulting fee paid for the provision of Mr. Loeb’s services to the Company as President and CEO.
(3)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 35,000 options granted on February 21, 2017 with an exercise price of $0.36. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.24% (ii) an expected term of 7.0 years (iii) an assumed volatility of 84% and (iv) no dividends.
(4)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 35,000 warrants granted on March 16, 2016 with an exercise price of $0.13. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.79% (ii) an expected term of 7.0 years (iii) an assumed volatility of 78% and (iv) no dividends.
(5)	The cost of Mr. Barth’s total compensation (excluding bonuses) was shared by an arrangement between Acorn (75%) and DSIT (25%). Each of Acorn and DSIT separately determined and paid any bonus (if any) to be paid to Mr. Barth. Mr. Barth resigned as CFO of Acorn on June 1, 2018.
(6)	Consists of a bonus from DSIT.
(7)	Consists of automobile fringe benefits and the gross-up value of income taxes on such benefits.

Executive compensation for 2017. Changes in each named executive officer’s base compensation for 2017, together with the methodology for determining their respective bonuses, if any, are described below. The Boards of Directors of our OmniMetrix subsidiary and our former equity investee DSIT business determined the compensation of their own executive officers and other employees.

Jan H. Loeb. On January 28, 2016, Jan H. Loeb was appointed President and CEO of the Company, replacing outgoing President and CEO, John A. Moore, who resigned from those positions as of that date. Concurrent with the appointment of Mr. Loeb as President and CEO, the Company entered into a consulting arrangement (the “2016 Consulting Arrangement”) with Leap Tide Capital Management LLC pursuant to which Leap Tide Capital Management LLC received a monthly fee of $17,000 and provided the services of Mr. Loeb to the Company as President and CEO and such other services mutually agreed upon with the Company. Mr. Loeb is not an employee of the Company and did not receive any cash compensation from the Company in connection with his service as President and CEO in 2016. The 2016 Consulting Arrangement expired on January 7, 2017.

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On February 21, 2017, the Company entered into a new consulting arrangement effective January 8, 2017 (the “2017 Consulting Arrangement”) between the Company and Mr. Loeb extending its arrangements for compensation of Mr. Loeb for his services as President and CEO of the Company. Pursuant to the 2017 Consulting Arrangement, Mr. Loeb received cash compensation of $17,000 per month.

Mr. Loeb is the sole owner and manager of Leap Tide Capital Management LLC. Pursuant to the 2016 Consulting Arrangement, on March 16, 2016, the Company issued to Leap Tide Capital Management LLC, for nominal consideration, warrants exercisable for 35,000 shares of the Company’s common stock. The exercise price of the warrants is $0.13 per share. One-fourth of the warrants were immediately exercisable; the remainder became exercisable in equal increments on each of June 16, 2016, September 16, 2016 and December 16, 2016. The warrants expire on the earlier of (a) March 16, 2023 and (b) 18 months from the date Mr. Loeb ceases to be a director, officer, employee or consultant of the Company.

Pursuant to the 2017 Consulting Arrangement, Mr. Loeb received a grant of options to purchase 35,000 shares of Company common stock exercisable at a price of $0.36 per share (the closing price for the common stock on the last trading day preceding the date the new agreement was entered into). These options vest and become exercisable on the same terms as the stock options granted to directors of the Company, with one-fourth immediately exercisable and the remainder becoming exercisable in equal increments on each of April 1, 2017, July 1, 2017 and October 1, 2017. The options will expire on the earlier of January 8, 2024 or 18 months from the date Mr. Loeb ceases to be a director, officer, employee or consultant of Acorn.

Michael Barth. Mr. Barth’s base compensation for 2017 increased by approximately $13,000 due to currency exchange rates and contractual cost of living adjustments. He received a cash bonus of $20,985 for 2017 in accordance with the terms of his contract which entitled him to a bonus payment equal to 1.50% of DSIT’s net income before income taxes, which bonuses was paid by DSIT. Mr. Barth received a bonus from DSIT of $8,490 in 2016. Mr. Barth did not receive a bonus from Acorn in 2016 or 2017. Mr. Barth resigned as CFO of Acorn on June 1, 2018.

Walter Czarnecki. Mr. Czarnecki’s base compensation increased from $200,000 per year in 2016 to $220,000 effective June 1, 2017. He did not receive a bonus in either 2016 or 2017.

Stockholder input on executive compensation. Stockholders can provide the Company with their views on executive compensation matters at each year’s annual meeting through the stockholder advisory vote on executive compensation and during the interval between stockholder advisory votes. The Company welcomes stockholder input on our executive compensation matters, and stockholders are able to reach out directly to our independent directors by emailing to cclouser@acornenergy.com to express their views on executive compensation matters.

Employment Arrangements

The employment arrangements of each named executive officer and certain other officers are described below. From time to time, the Company has made discretionary awards of management options as reflected in the table above.

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Jan H. Loeb became our President and Chief Executive Officer on January 28, 2016. Concurrent with the appointment of Mr. Loeb as President and CEO, Acorn entered into a consulting arrangement with Leap Tide Capital Management LLC pursuant to which Leap Tide Capital Management LLC received a monthly fee of $17,000 and provided the services of Mr. Loeb to Acorn as President and CEO and such other services as mutually agreed upon with Acorn. Leap Tide Capital Management LLC also received 35,000 warrants as described above. Mr. Loeb is the sole owner and manager of Leap Tide Capital Management LLC. Mr. Loeb is not an employee of Acorn and did not receive any cash compensation from Acorn in connection with his service as President and CEO in 2016. On February 21, 2017, the Company entered into a new consulting agreement effective January 8, 2017 between the Company and Mr. Loeb (the “2017 Consulting Arrangement”) extending its arrangements for compensation of Mr. Loeb for his services as President and CEO of the Company. Pursuant to the 2017 Consulting Arrangement, Mr. Loeb received cash compensation of $17,000 per month. The 2017 Consulting Arrangement expired on January 7, 2018.

Pursuant to the 2017 Consulting Arrangement, Mr. Loeb also received a grant of options to purchase 35,000 shares of Company common stock exercisable at a price of $0.36 per share (the closing price for the common stock on the last trading day preceding the date the new agreement was entered into). These options vest and become exercisable on the same terms as the stock options granted to directors of the Company, with one-fourth immediately exercisable and the remainder becoming exercisable in equal increments on each of April 1, 2017, July 1, 2017 and October 1, 2017. The options will expire on the earlier of January 8, 2024 or 18 months from the date Mr. Loeb ceases to be a director, officer, employee or consultant of Acorn.

On April 9th, 2018, the Company entered into a new consulting agreement with Mr. Loeb extending its arrangements for compensation of Mr. Loeb for his services as President and CEO of the Company. See “Executive Compensation Developments in 2018” below.

Michael Barth resigned as the Company’s Chief Financial Officer on June 1, 2018. He served as Chief Financial Officer of the Company and Chief Financial Officer of DSIT beginning December 1, 2005. In August 2009, the Board approved new employment terms for Mr. Barth. According to the new employment terms, Mr. Barth was entitled to a salary of $175,000 per annum effective August 1, 2009 for his services to Acorn and DSIT, with one half of Mr. Barth’s salary fixed in NIS at the November 1, 2007 exchange rate and linked to the Israel CPI and adjusted semi-annually. Mr. Barth served as an employee of DSIT and the cost of Mr. Barth’s total compensation (excluding bonuses) was shared by an arrangement between Acorn (75%) and DSIT (25%). Mr. Barth’s 2017 annual salary following such linkage adjustments was approximately $195,000. Each of Acorn and DSIT separately determined and paid any bonus (if any) to be paid to Mr. Barth. In September 2012, DSIT’s board of directors made Mr. Barth eligible to receive an annual bonus equal to 1.5% of DSIT’s annual consolidated net income before tax, to be calculated and paid as soon as practicable following the end of DSIT’s fiscal year beginning with 2012. For 2016 and 2017, Mr. Barth received a bonus of $8,940 and $20,985 based on DSIT’s performance in those years, respectively. Mr. Barth did not receive any bonus from Acorn for either 2016 or 2017.

Walter Czarnecki has served as President and COO of OmniMetrix since March 2014 and as CEO since March 2015. Until June 1, 2017, Mr. Czarnecki had no employment agreement and was employed on an “at-will” basis. Mr. Czarnecki’s annual salary for 2016 and until June 1, 2017 was $200,000. Mr. Czarnecki and OmniMetrix entered into an Employment Agreement on June 19, 2017. The Employment Agreement has a three-year term and provides for a base annual salary of $220,000. Upon the achievement by OmniMetrix and Mr. Czarnecki of certain performance goals established annually by the Board of OmniMetrix, Mr. Czarnecki shall be entitled to increases in his annual salary and an annual bonus. If his employment should be terminated without Cause (as defined in the Employment Agreement), Mr. Czarnecki would be eligible for a severance payment equal to six-months’ base salary at the rate in effect at the time of termination, to be paid in equal installments over a six-month period subject to his continuing fulfillment of his ongoing obligations under the Agreement. Mr. Czarnecki did not receive a bonus for 2016 or 2017.

Tracy Clifford was appointed Chief Financial Officer of the Company on June 1, 2018. See “Executive Compensation Developments in 2018” below.

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Outstanding Equity Awards at 2017 Fiscal Year End

The following tables set forth all outstanding equity awards made to each of the Named Executive Officers that were outstanding at December 31, 2017.

OPTIONS TO PURCHASE ACORN ENERGY, INC. STOCK
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Jan H. Loeb	16,666	8,334	(1)	0.20	August 13, 2022
	35,000	—		0.36	January 8, 2024

Michael Barth	25,000	—		7.57	December 13, 2019
	40,000	—		1.68	October 2, 2021

Walter Czarnecki	25,000	—		11.42	May 21, 2019
	10,000	—		7.57	December 13, 2019

(1)	The options vest on August 13, 2018.

WARRANTS TO PURCHASE ACORN ENERGY, INC. STOCK
Name	Number of Securities Underlying Unexercised Warrants (#) Exercisable	Number of Securities Underlying Unexercised Warrants (#) Unexercisable	Warrant Exercise Price ($)	Warrant Expiration Date
Jan H. Loeb	35,000	—	0.13	March 16, 2023

Michael Barth	—	—	—	—

Walter Czarnecki	—	—	—	—

Option and Warrant Exercises

None.

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Non-qualified Deferred Compensation

The following table provides information on the executive non-qualified deferred compensation activity for each of our named executive officers for the year ended December 31, 2017.

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings (Losses) in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Jan H. Loeb	$—	$—		$—		$—	$—

Michael Barth	—	41,190	(1)	11,763	(2)	—	482,264	(3)

Walter Czarnecki	—	—		—		—	—

(1)	Represents a contribution to a manager’s insurance policy. Such contributions are made on substantially the same basis as those made on behalf of other Israeli executives.
(2)	Represents the dollar value by which the aggregate balance of the manager’s insurance policy as of December 31, 2017 is more than the sum of (i) the balance of the manager’s insurance policy as of December 31, 2016, and (ii) the employer and employee contributions to the manager’s insurance policy during 2017. (Such amounts are estimated –accurate amounts are currently unavailable)
(3)	Represents the aggregate balance of the manager’s insurance policy as of December 31, 2017 (such amounts are estimated – accurate amounts are currently unavailable). Such amounts may be withdrawn only at retirement, death or upon termination under certain circumstances.

Payments and Benefits Upon Termination or Change in Control

Jan H. Loeb

Under the terms of the consulting agreement with Mr. Loeb, there are no amounts due under any termination scenario.

Michael Barth

Under the terms of the employment arrangement that was in place on December 31, 2017, with Mr. Barth, we were obligated to make certain payments to DSIT fund in part DSIT’s severance arrangements with him. Under these arrangements, Mr. Barth would receive upon termination an amount equal to 120% of his last month’s salary multiplied by the number of years (including partial years) that Mr. Barth worked for DSIT. This severance obligation, which is customary for executives of Israeli companies, the amount which would be payable to Mr. Bart would be reduced by the amount contributed to certain Israeli pension and severance funds for the benefit of Mr. Barth established pursuant to Mr. Barth’s employment arrangement. As of December 31, 2017, the unfunded portion of these payments was $73,237. In addition, the arrangement with Mr. Barth provided for an additional payment equal to six times his last month’s total compensation, payable at the end of his employment. Mr. Barth resigned as our Chief Financial Officer on June 1, 2018; no severance amounts or benefits were paid to him in connection with his resignation by Acorn, as Mr. Barth’s severance arrangements are with the Company’s former equity investee DSIT.

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The following table describes the potential payments and benefits upon termination of employment for Mr. Barth, as if his employment terminated as of December 31, 2017, the last day of our last fiscal year assuming that there is no earned, but unpaid base salary at the time of termination.

	Circumstances of Termination
Payments and benefits	Voluntary resignation		Termination not for cause		Change of control	Death or disability
Compensation:
Base salary	$32,483	(1)	$97,450	(2)	$—	$97,450	(2)
Benefits and perquisites:
Perquisites and other personal benefits	294,307	(3)	367,544	(4)	—	367,544	(4)
Total	$326,790		$464,994		$—	$464,994

(1)	The $32,483 represents a lump sum payment of two months’ salary due to Mr. Barth.
(2)	The $97,450 represents a lump sum payment of 6 months’ salary due to Mr. Barth upon termination without cause or by death or disability.
(3)	Includes $280,040 of severance pay based on the amounts funded in for Mr. Barth’s severance in accordance with Israeli labor law. Also includes accumulated, but unpaid vacation days ($52,841), car benefits ($2,000) and payments for pension and education funds ($7,426) less $48,000 of benefits waived in support of DSIT’s operations in 2007.
(4)	Includes $353,277 of severance pay based in accordance with Israeli labor law calculated based on his last month’s salary multiplied by the number of years (including partial years) that Mr. Barth worked for DSIT multiplied by 120% in accordance with his contract. Of the $353,277 due Mr. Barth, $280,040 was funded in an insurance fund. Also includes accumulated, but unpaid vacation days ($52,841), car benefits ($2,000) and payments for pension and education funds ($7,426) less $48,000 of benefits waived in support of DSIT’s operations in 2007.

Walter Czarnecki

Under the terms of the employment agreement with Mr. Czarnecki, Chief Executive Officer of our OmniMetrix subsidiary, we are obligated to make certain payments to him upon the termination of his employment.

The following table describes the potential payments and benefits upon termination of employment for Mr. Czarnecki, as if his employment terminated as of December 31, 2017, the last day of our last fiscal year assuming that there is no earned, but unpaid base salary at the time of termination.

	Circumstances of Termination
Payments and benefits	Voluntary resignation	Termination not for cause		Change of control	Death or disability
Compensation:
Base salary	$—	$110,000	(1)	$—	$—
Benefits and perquisites:
Perquisites and other personal benefits	—	—		—	—
Total	$—	$110,000		$—	$—

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Compensation of Directors

Compensation of Directors in 2017 and 2018

In January 2016, the Board of Directors of the Company adopted a revised compensation policy for its non-employee Directors, which provides for reduced cash and equity compensation. The Board reviews non-employee director compensation on an annual basis. Our compensation policy for non-employee Directors for 2017 and 2018 is as follows:

Christopher E. Clouser served as non-executive Chairman in 2017 and 2018 through April 9, 2018, when he was appointed Executive Chairman. As non-executive Chairman, he received an annual retainer of $35,000, plus an annual grant on January 1 of an option to purchase 25,000 shares of Company Common Stock. The Company also pays $22,200 per annum for an administrative assistant in connection with Mr. Clouser’s duties. Upon his appointment as Executive Chairman, his cash retainer was increased to an annual rate of $71,000. He also received a bonus in May 2018 of $50,000 in recognition of his performance in the sale of the Company’s shares in DSIT Solutions Ltd.

Each non-employee Director (other than the Executive Chairman) receives an annual retainer of $15,000, plus an annual grant on January 1 of an option to purchase 10,000 shares of Company Common Stock.

Upon a non-employee Director’s first election or appointment to the Board, such newly elected/appointed Director will be granted an option to purchase 25,000 shares of Company Common Stock. Each option so granted to a newly elected/appointed Director shall vest for the purchase of one-third of the shares purchasable under such option on each of the three anniversaries following the date of first election or appointment.

All options granted to non-employee Directors and to the non-executive Chairman shall have an exercise price equal to closing price of the Company’s Common Stock on its then-current trading platform or exchange on the last trading day immediately preceding the date of grant, and shall, except as described in the preceding paragraph, vest in four installments quarterly in advance. Once vested, such options shall be exercisable in whole or in part at all times until the earliest of (i) seven years from the date of grant or (ii) 18 months from the date such Director ceases to be a Director, officer, employee of, or consultant to, the Company.

The chair of the Audit Committee receives an additional annual retainer of $10,000; each Audit Committee member other than the chair receives an additional annual retainer of $2,000.

Each Director may, in his or her discretion, elect by written notice delivered on or before the first day of each calendar year whether to receive, in lieu of some or all of his or her retainer and board fees, that number of shares of Company Common Stock as shall have a value equal to the applicable retainer and board fees, based on the closing price of the Company’s Common Stock on its then-current trading platform or exchange on the last trading day immediately preceding the first day of the applicable year. Once made, the election shall be irrevocable for such election year and the shares subject to the election shall vest and be issued one-fourth upon the first day of the election year and one-fourth as of the first day of each of the second through fourth calendar quarters thereafter during the remainder of the election year. A newly-elected or appointed Director may, in his or her discretion, make such an election for the balance of the year in which he or she was elected/appointed by written notice delivered on or before the tenth day after his or her election/appointment to the Board, with the number of shares of Company Common Stock subject to such newly elected/appointed Director’s election to be based on closing price of the Company’s Common Stock on its then-current trading platform or exchange on the last trading day immediately preceding the day of such newly elected/appointed Director’s election/appointment. For the 2017 calendar year, Messrs. Woolard and Jackson elected to receive Common Stock in lieu of retainer and board fees. For the 2018 calendar year, Mr. Woolard elected to receive Common Stock in lieu of retainer and board fees.

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The following table sets forth information concerning the compensation earned for service on our Board of Directors during the fiscal year ended December 31, 2017 by each individual (other than Mr. Loeb who was not separately compensated for his Board service) who served as a director at any time during the fiscal year.

DIRECTOR COMPENSATION IN 2017

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Christopher E. Clouser	37,000	(2)	3,284	—		40,284
Mannie L. Jackson	—		1,314	15,000	(3)	16,314
Edgar S. Woolard Jr.	—		1,314	17,000	(4)	18,314
Samuel M. Zentman	25,000	(5)	1,314	—		26,314

(1)	On January 1, 2017, Mannie L. Jackson, Edgar S. Woolard Jr. and Samuel M. Zentman were each granted 10,000 options to acquire stock in the Company. The options have an exercise price of $0.18 and expire on January 1, 2024. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.25% (ii) an expected term of 6.7 years (iii) an assumed volatility of 82% and (iv) no dividends. On January 1, 2017, Christopher E. Clouser was also granted 25,000 options to acquire stock in the Company. The options have an exercise price of $0.18 and expire on January 1, 2024. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.25% (ii) an expected term of 6.7 years (iii) an assumed volatility of 82% and (iv) no dividends. All options awarded to directors in 2017 remained outstanding at fiscal year-end. As of December 31, 2017, the number of stock options held by each of the above persons was: Christopher E. Clouser, 294,477; Mannie L. Jackson, 203,933; Edgar S. Woolard Jr., 185,187; and Samuel M. Zentman, 130,424.
(2)	Includes an annual retainer of $35,000 as non-executive Chairman of the Company and $2,000 received for services rendered as a member of the Audit Committee.
(3)	Represents the annual retainer of $15,000 as a non-employee director. Such amount was paid with 83,333 shares of Company Common Stock.
(4)	Represents the annual retainer of $15,000 as a non-employee director and $2,000 received for services rendered as a member of the Audit Committee. Such amounts were paid with 94,444 shares of Company Common Stock.
(5)	Represents the annual retainer of $15,000 as a non-employee director and $10,000 received for services rendered as Chairman of the Audit Committee.

Executive Compensation Developments in 2018

Jan H. Loeb

On April 9, 2018, the Company entered into a new consulting agreement (the “New Consulting Agreement”) with Mr. Loeb extending its arrangements for compensation of Mr. Loeb for his services as President and CEO of the Company. Following the expiration of the 2017 Consulting Agreement on January 7, 2018, Mr. Loeb had continued to provide the consulting and other services to the Company called for in, and had been compensated at the same rate of monthly cash compensation provided for in, the 2017 Consulting Agreement.

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Pursuant to the New Consulting Agreement, Mr. Loeb will receive cash compensation of $12,000 per month commencing May 1, 2018. Mr. Loeb also received a bonus of $100,000 in May 2018, in recognition of his performance in the sale of the Company’s shares of DSIT Solutions Ltd. He will be eligible for two additional bonuses during the term of the New Consulting Agreement: $150,000 upon consummation of a corporate acquisition transaction approved by the Company’s Board, and $150,000 upon consummation of a corporate financing/funding transaction approved by the Company’s Board. Mr. Loeb also received a grant on May 1, 2018, of options to purchase 35,000 shares of the Company’s common stock, which shall be exercisable at $0.35 per share (the April 30, 2018, closing price of the common stock). Fifty percent (50%) of the options vested immediately; the remaining options shall vest in two equal increments on July 1, 2018, and October 1, 2018. The exercise period and other terms shall otherwise be substantially the same as the terms of the options granted by the Company to its outside directors. The New Consulting Agreement expires on December 31, 2019, unless terminated early as provided therein.

Michael Barth

Michael Barth resigned as the Company’s Chief Financial Officer on June 1, 2018; no severance amounts or benefits were paid in connection with his resignation by Acorn, as Mr. Barth’s severance arrangements are with the Company’s former equity investee DSIT.

Tracy Clifford

On June 1, 2018, the Company entered into a Consulting Agreement with Tracy Clifford Consulting, LLC, for the provision of the services of Tracy Clifford as the Company’s Chief Financial Officer. In such capacity, Ms. Clifford is acting as a consultant to, and not an employee of, the Company. The initial term of the Consulting Agreement began on June 1, 2018, and expires on June 1, 2019, and will automatically renew unless terminated as provided therein. Pursuant to the Consulting Agreement, Ms. Clifford receives cash compensation of $8,500 per month. Ms. Clifford will also receive additional cash compensation at the rate of $200 per hour for each hour worked in excess of an aggregate of 520 hours during any one-year term. Ms. Clifford also received a grant on June 1, 2018 of options to purchase 30,000 shares of the Company’s common stock, with an exercise price of $0.41 per share, which was the closing price of the common stock on May 31, 2018. The options will vest and become exercisable on the first anniversary of the date of grant, and shall expire upon the earlier of (a) seven years from grant or (b) 18 months from the date Ms. Clifford ceases to be a consultant to the Company. At the beginning of each additional one-year term, the Company shall grant Ms. Clifford an additional 30,000 stock options, which shall have an exercise price equal to the most recent closing price immediately preceding the grant date and otherwise have the same terms as the options described above.

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PROPOSAL 2

AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK AT ANY TIME PRIOR TO AUGUST 6, 2019, AT A RATIO BETWEEN ONE-FOR-TEN AND ONE-FOR-TWENTY, IF AND AS DETERMINED BY THE COMPANY’S BOARD OF DIRECTORS

Article FOURTH of our Certificate of Incorporation currently authorizes the issuance of up to 42 million shares of our common stock, par value $0.01 per share (no shares of preferred stock are authorized). As of June 11, 2017, a total of 29,537,308 shares of common stock were issued and outstanding.

The Board of Directors has approved, subject to stockholder approval, an amendment to Article FOURTH of the Certificate of Incorporation to effect a reverse stock split of our common stock any time prior to the first anniversary of its approval by the stockholders at a ratio to be selected by our Board of Directors between one-for-ten and one-for-twenty, which is referred to as the Reverse Split proposal (the full text of the proposed amendment is attached as Annex A to this proxy statement).

At last year’s annual meeting, our stockholders approved a similar proposal that authorized the Board of Directors to implement a reverse stock split, at its discretion, at any time prior to the first anniversary of the date of the annual meeting. To date, our Board of Directors has not deemed the implementation of a reverse split to be beneficial to our Company and our stockholders, and, as a result, has not exercised the authority to effect a reverse split granted at last year’s annual meeting. That authority is set to expire on August 8, 2018.

If the current Reverse Split proposal is approved by a majority of our stockholders, the Board will have the discretion to determine, as it deems to be in the best interest of our stockholders, the specific ratio to be used within the range described above and the timing of the reverse stock split, which must occur at any time prior to the first anniversary of its approval by the stockholders. The Board may also, in its discretion, determine not to effect the reverse stock split if it concludes, subsequent to obtaining stockholder approval, that such action is not in the best interests of our Company and our stockholders. Our Board of Directors believes that the availability of a range of reverse stock split ratios will provide it with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for us and our stockholders. In determining whether to implement the reverse split following the receipt of stockholder approval, our Board of Directors may consider, among other things, factors such as:

●	the historical trading price and trading volume of our common stock;

●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse split on the trading market for our common stock;

●	the anticipated impact of the reverse split on our ability to raise additional financing; and

●	prevailing general market and economic conditions.

If our Board determines that effecting the reverse stock split is in our best interest, the reverse stock split will become effective upon filing of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The amendment will set forth the number of shares to be combined into one share of our common stock within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder holds immediately prior to the reverse split.

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Effective Date

If the proposed amendment to the Certificate of Incorporation to give effect to the reverse stock split is approved at the Annual Meeting and the Board of Directors determines to effect the reverse stock split, the reverse stock split will become effective on the effective date of the certificate of amendment to our Certificate of Incorporation with the office of the Secretary of State of the State of Delaware, which we would expect to be the date of filing. We refer to this time and date as the “Effective Date.” As set forth below with respect to fractional shares, each issued share of common stock immediately prior to the Effective Date will automatically be changed, as of the Effective Date, into a fraction of a share of common stock based on the exchange ratio within the approved range determined by the Board of Directors.

Reasons for the Reverse Stock Split

The Board of Directors believes that a reverse stock split is advisable because the increased market price of our common stock expected as a result of implementing the reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. A reverse stock split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing the liquidity of our common stock. A reverse stock split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Risks of the Reverse Stock Split

We cannot assure you that the proposed reverse stock split will increase our stock price. The Board of Directors expects that a reverse stock split of our common stock will increase the market price of our common stock. However, we cannot predict the effect of a reverse stock split upon the market price of our common stock with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied.

It is possible that the per share price of our common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if we effect a reverse stock split, the market price of our common stock may decrease due to factors unrelated to the stock split. Further, the market price of our common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the reverse stock split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split.

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The proposed reverse stock split may decrease the liquidity of our stock. The liquidity of our common stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split. Additionally, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, because the proportion allows for dilutive issuances that could prevent certain stockholders from changing the composition of the Board of Directors or render tender offers for a combination with another entity more difficult to successfully complete. The Board of Directors does not intend for the reverse stock split to have any anti-takeover effects.

Impact of the Reverse Stock Split if Implemented

If approved and effected, the reverse stock split will automatically apply to all shares of our common stock and all outstanding rights to acquire shares of our common stock. Except for adjustments that may result from the treatment of fractional shares as described below, the reverse stock split will not affect any stockholder’s percentage ownership or proportionate voting power.

If this Reverse Split proposal is approved, the number of authorized shares of our common stock will not be reduced proportionately upon implementation of the reverse stock split, meaning the reverse stock split will increase the Board’s ability to issue authorized and unissued shares of common stock without further stockholder action. There are no existing plans, arrangements or understandings relating to the issuance of any of the additional authorized but unissued shares of common stock that would be available as a result of the approval of this Reverse Split proposal.

Based on the number of shares, options and warrants outstanding as of the Record Date, the principal effect of a reverse stock split (at a ratio between one-for-ten and one-for-twenty) would be that:

●	the number of shares of our common stock issued and outstanding would be reduced from 29,537,308 shares to between approximately 1,476,866 shares and 2,953,731 shares;

●	the number of shares of the Company’s common stock issuable upon the exercise of outstanding stock options would be reduced from 1,518,989 to between approximately 75,950 shares and 151,899 shares (and the respective exercise prices of the options would increase by a factor equal to the inverse of the split ratio);

●	the number of shares of the Company’s common stock issuable upon the exercise of outstanding warrants would be reduced from 2,654,423 to between approximately 132,722 shares and 265,443 shares (and the respective exercise prices of the warrants would increase by a factor equal to the inverse of the split ratio); and

●	the number of shares of the Company’s common stock that are authorized, but unissued, and can be used for future issuances of common stock as described above would increase from 8,929,280 to between approximately 38,628,927 shares and 40,314,462 shares.

In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

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Fractional Shares

To avoid the existence of fractional shares of common stock after the reverse stock split, fractional shares that would be created as a result of the reverse stock split will be rounded up to the next whole share, including fractional shares that are less than one half of one share.

Effect on Registered and Beneficial Stockholders

Upon a reverse stock split, we intend to treat stockholders holding common stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, American Stock Transfer and Trust Company, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the par value of the common stock. As a result, as of the Effective Date, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio described above, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of the Company’s common stock will be restated because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Considerations

The following discussion describes certain material federal income tax considerations relating to the reverse stock split. This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, legislative history, judicial decisions and current administrative rulings and practices, all as amended and in effect on the date hereof. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

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This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to stockholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT FOR THEM, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

The reverse stock split is intended to be a tax-free recapitalization to the Company and its stockholders, except for those stockholders who receive a whole share of Common Stock in lieu of a fractional share. Stockholders will not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split, except for those stockholders receiving a whole share of Common Stock in lieu of a fractional share (as described below). The holding period for shares of Common Stock after the reverse stock split will include the holding period of shares of Common Stock before the reverse stock split, provided that such shares of Common Stock are held as a capital asset at the effective time of the reverse stock split. The adjusted basis of the shares of Common Stock after the reverse stock split will be the same as the adjusted basis of the shares of Common Stock before the reverse stock split, excluding the basis of any fractional share.

A stockholder who receives a whole share of Common Stock in lieu of a fractional share generally may recognize gain in an amount not to exceed the excess of the fair market value of such whole share over the fair market value of the fractional share to which the stockholder was otherwise entitled.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE REVERSE SPLIT PROPOSAL TO AUTHORIZE A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK AT ANY TIME PRIOR TO AUGUST 6, 2019, AT A RATIO BETWEEN ONE-FOR-TEN AND ONE-FOR-TWENTY, IF AND AS DETERMINED BY THE COMPANY’S BOARD OF DIRECTORS.

PROPOSAL 3

ADJOURNMENT OF THE ANNUAL MEETING

The Annual Meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the Reverse Split proposal.

With respect to the Reverse Split proposal, approval requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting in person or by proxy. If, at the time of the Annual Meeting, the number of shares of our common stock present or represented and voting in favor of the Reverse Split proposal is insufficient to approve the Reverse Split proposal, we intend to adjourn the Annual Meeting from time to time in order to enable our Board to solicit additional proxies.

In this adjournment proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our Board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the Annual Meeting to another time and place from time to time for the purpose of soliciting additional proxies. If our stockholders approve this adjournment proposal, we could adjourn the Annual Meeting, and any adjourned session of the Annual Meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders who have previously voted.

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THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF ANY MOTION TO ADJOURN THE ANNUAL MEETING.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Friedman LLP as the independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2018. Friedman LLP representatives are expected to attend the 2018 Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Friedman LLP is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the Rules of the PCAOB.

The Board is asking our stockholders to ratify the selection of Friedman LLP as our independent registered public accounting firm. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise our independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Friedman LLP for ratification by stockholders as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Accounting Fees

The following table summarized the fees billed to Acorn for professional services rendered by Friedman LLP for the years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees	$135,000	$160,000
Audit - Related Fees	7,000	15,000
All Other Fees	—	—
Total	$142,000	$175,000

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, assistance with review of documents filed with the SEC, consents, and other assistance required to be performed by our independent accountants.

Audit-Related Fees were for travel costs and administrative fees associated with our audit.

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Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s current policy is to pre-approve all audit and non-audit services that are to be performed and fees to be charged by our independent auditor to assure that the provision of these services does not impair the independence of the auditor. The Audit Committee pre-approved all audit and non-audit services rendered by our principal accountant in 2017 and 2016.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF FRIEDMAN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to cast an advisory vote on the compensation of our Named Executive Officers disclosed in the “Executive and Director Compensation” section of this Proxy Statement. While this vote is non-binding, the Company values the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board believes that the objectives of our executive compensation program are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition the Board believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation and pays for performance. The Board also believes that the Company’s executive compensation programs effectively align the interests of our executive officers with those of our stockholders by tying a significant portion of their compensation to the Company’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers. This advisory vote is not intended to be limited or specific to any particular element of compensation, but rather cover the overall compensation of our named executive officers and the compensation policies and practices described in this proxy statement.

We are asking our stockholders to vote FOR, in a non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement under the heading “Executive and Director Compensation”.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action at the Annual Meeting other than those listed in the accompanying Notice of Annual Meeting and described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors’ recommendations.

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ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report covering the fiscal year ended December 31, 2017, including audited financial statements, is enclosed with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

SOLICITATION OF PROXIES

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to the use of the mails, proxies may be solicited by in person interview, Internet, telephone, e-mail or facsimile. The Company will, upon request and in accordance with applicable regulation, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors,

CHRISTOPHER E. CLOUSER
Executive Chairman

July ___, 2018
Wilmington, Delaware

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ANNEX A

The Restated Certificate of Incorporation of the Corporation be amended by changing Article FOURTH so that, as amended, said Article shall be and read as follows:

“FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is 42 million shares, par value $.01 per share, all of which shall be Common Stock. Shares of capital stock of the Corporation may be issued by the Corporation from time to time for such legally sufficient consideration as may be fixed from time to time by the Board of Directors.

Upon this Certificate of Amendment of Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will be automatically reclassified as and converted into [one tenth (1/10)/one twentieth (1/20)] of a share of Common Stock, par value $.01 per share, of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by [one tenth (1/10)/one twentieth (1/20)].”

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